Exhibit 10.44

SUMMARY OF COMPENSATION ARRANGEMENTS

WITH NON-EMPLOYEE DIRECTORS

The following summarizes the fiscal 2009 compensation and benefits received by the non-employee Directors of CryoLife. It is intended to be a summary of compensation arrangements, and in no way is intended to provide any additional rights to any non-employee Director.

Annual Retainer and Committee Chair Fees

Each of the non-employee Directors of the Board of Directors of CryoLife received an annual cash retainer of $40,000. The Audit Committee Chairman received an additional $10,000 chairman’s fee, the Compensation Committee Chairman received an additional $7,500 chairman’s fee, and the Chairmen of the Nominating and Corporate Governance Committee and Regulatory Affairs and Quality Assurance Policy Committee each received an additional $5,000 chairman’s fee. The Presiding Director also received an additional $25,000 retainer, with $10,000 paid in cash and $15,000 paid in restricted stock that vests 12 months after the date of issuance. CryoLife pays all cash retainers on a monthly basis.

Restricted Stock Grants

The annual equity portion of non-employee Director compensation for fiscal 2009 was paid in the form of a grant of 10,000 shares of restricted stock. These shares were issued following the annual meeting of stockholders and vest on the first anniversary of issuance. The size and terms of the annual equity grant are subject to annual reevaluation by the Compensation Committee. If a Director ceases to serve as a Director for any reason, he will forfeit any unvested portion of the award.